Exhibit 23.1

Consent of Brian Morris
I hereby consent to the inclusion in this Quarterly Report on Form 10-Q, which is being filed with the United States Securities and Exchange Commission, of references to my name and the information approved by me that is of a scientific or technical nature (the “Scientific and Technical Information”), included in the Quarterly Report on Form 10-Q. I also consent to the incorporation by reference in Klondex Mines Ltd.’s Registration Statement on Form S-8 (No. 333-215156), of references to my name and the Scientific and Technical Information approved by me, which is included in the Quarterly Report on Form 10-Q.

Dated: November 9, 2017
/s/ Brian Morris
Brian Morris